Filed Pursuant to Rule 433
Registration Statement No. 333-120649
March 21, 2006
PRICING TERM SHEET
Issuer:			International Lease Finance Corporation
Issue of Securities:	MTN Series Q
Principal Amount:	$1,000,000,000
Coupon:		5.45%
Interest Payment Dates:  Semi-annually every March 24
and September 24, commencing September 24, 2006
Maturity:		March 24, 2011
Initial Price to Public: $99.806
Underwriters Discount: 0.300%
Proceeds, before expenses, to us: $995,060,000
Optional Redemption:	  N/A
Minimum Denomination:  Minimum denominations of $50,000 in multiples of $1,000
Settlement Date:	March 24, 2006
CUSIP:		45974VZY7
Underwriters:
Citigroup Global Markets Inc. (30%)		$300,000,000
UBS Investment Bank (30%)			$300,000,000
Wachovia Securities (30%)			$300,000,000
Bank of Nova Scotia (5%)			$50,000,000
Mitsubishi UFJ Securities International (5%)	$50,000,000
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before You invest, you should read the prospectus in that registration statement, the documents incorporated by reference therein and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling
Citigroup Global Markets Inc. toll-free at 1-877-858-5407.